          AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 23, 2005
                                                  REGISTRATION NO. 333-_________

   ==========================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              PACIFIC ETHANOL, INC.
                              ---------------------
             (Exact name of registrant as specified in its charter)

                  DELAWARE                               41-2170618
                  --------                               ----------
      (State or other jurisdiction of                 (I.R.S. Employer
       incorporation or organization)               Identification No.)

           3300 UNIVERSITY DRIVE, SUITE 201, CORAL SPRINGS, FLORIDA 33065
               (Address of Principal Executive Offices) (Zip Code)

                             2004 STOCK OPTION PLAN
                            (Full title of the plan)

                                  BARRY SIEGEL
                              PACIFIC ETHANOL, INC.
                         3300 UNIVERSITY DRIVE, SUITE 201,
                          CORAL SPRINGS, FLORIDA 33065
                          ----------------------------
                     (Name and address of agent for service)

                                 (954) 752-6161
                                 --------------
          (Telephone number, including area code, of agent for service)

                                    COPY TO:
                                    --------
                              Lawrence Muenz, Esq.
                               Meritz & Muenz LLP
                               2021 O Street, N.W.
                             Washington, D.C. 20036
                                 (202) 787-1964

                                    CALCULATION OF REGISTRATION FEE
========================================== ================ ================== ==================== ================
                                                                PROPOSED
                                                            MAXIMUM OFFERING        PROPOSED           AMOUNT OF
                                            AMOUNT TO BE     PRICE PER SHARE    MAXIMUM AGGREGATE    REGISTRATION
TITLE OF SECURITIES TO BE REGISTERED         REGISTERED            (1)         OFFERING PRICE (1)         FEE
------------------------------------------ ---------------- ------------------ -------------------- ----------------
Common Stock, $.001 par value                 2,500,000           $9.00            $22,500,000         $2,648.25
                                               shares
========================================== ================ ================== ==================== ================

(1) Calculated pursuant to Rules 457(c) and 457(h) on the basis of the average of the high and low prices per share as reported for such securities on the Nasdaq SmallCap Market on March 21, 2005.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The documents containing the information specified in Part I, Items 1 and 2, will be sent or given to employees in accordance with Form S-8 and Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). We will furnish without charge to each employee to whom information is required to be delivered, upon written or oral request, a copy of each document incorporated by reference in Item 3 of Part II of this Registration Statement, which documents are incorporated by reference in the Section 10(a) prospectus, and any other documents required to be delivered to them under Rule 428(b) of the Securities Act. Requests should be directed to Pacific Ethanol, Inc., 3300 University Drive, Suite 201, Coral Springs, Florida 33065, Attention: Secretary. Pacific Ethanol's telephone number is (954) 752-6161.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  Incorporation of Documents by Reference.
         ----------------------------------------

         We incorporate the following documents by reference in this registration statement:

         (a) Our annual report on Form 10-KSB for the fiscal year ended December 31, 2004 (File No. 000-21467), filed with the Securities and Exchange Commission on March 17, 2005.

         All reports and other documents we subsequently filed after the date of this registration statement under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered under this registration statement have been sold, or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this registration statement and shall be a part of this registration statement from the date of filing such documents.

         For purposes of this registration statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

         Notwithstanding the above, information that is "furnished to" the Commission shall not be deemed "filed with" the Commission and shall not be deemed incorporated by reference into this Registration Statement.

ITEM 4.  Description of Securities.
         --------------------------

     GENERAL

         Our Certificate of Incorporation currently authorizes us to issue 100,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of preferred stock, $.001 par value per share. We currently has 2,939,414 shares of common stock outstanding. All outstanding shares of common stock are fully paid and nonassessable.

     COMMON STOCK

         The following summarizes the rights of holders of our common stock:

         o each holder of common stock is entitled to one vote per share on all matters to be voted upon by the stockholders;

         o subject to preferences that may apply to shares of preferred stock that may be outstanding, the holders of common stock are entitled to receive such lawful dividends as may be declared by our board of directors;

         o upon liquidation, dissolution or winding up, the holders of shares of common stock are entitled to receive a pro rata portion of all of our assets remaining for distribution after satisfaction of all liabilities and the payment of any liquidation preference of any preferred stock that may be outstanding;

         o there are no redemption or sinking fund provisions applicable to our common stock; and

         o there are no preemptive or conversion rights applicable to our common stock.

     PREFERRED STOCK

         Our board of directors is authorized to issue from time to time, in one or more designated series, any or all of our authorized but unissued shares of preferred stock with dividend, redemption, conversion, exchange, voting and other provisions as may be provided in that particular series. The issuance need not be approved by our common stockholders.

         Issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of entrenching our board of directors and making it more difficult for a third-party to acquire, or discourage a third-party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any shares of or to designate any series of preferred stock.

ITEM 5.  Interests of Named Experts and Counsel.
         ---------------------------------------

     Not Applicable.

ITEM 6.  Indemnification of Directors and Officers.
         ------------------------------------------

         Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a pending or completed action, suit or proceeding if the officer or director acted in good faith and in a manner the officer or director reasonably believed to be in the best interests of the corporation.

         Our certificate of incorporation provides that, except in certain specified instances, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duty as directors.

         In addition, our certificate of incorporation and bylaws obligate us to indemnify our directors and officers against expenses and other amounts reasonably incurred in connection with any proceeding arising from the fact that such person is or was an agent of ours. Our bylaws also authorize us to purchase and maintain insurance on behalf of any of our directors or officers against any liability asserted against that person in that capacity, whether or not we would have the power to indemnify that person under the provisions of the Delaware General Corporation Law.

         To the extent indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of Pacific Ethanol under the above provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

ITEM 7.  Exemption from Registration Claimed.
         ------------------------------------

         Not Applicable.

ITEM 8.  Exhibits.
         ---------

              4.1   2004 Stock Option Plan

              5.1   Opinion of Meritz & Muenz LLP

              23.1  Consent of Meritz & Muenz LLP (included in Exhibit 5.1)

              23.2  Consent of Nussbaum Yates & Wolpow, P.C.

              24.1 Power of Attorney (contained on the signature pages to this Registration Statement)

ITEM 9.  Undertakings.
         -------------

         We hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (except that paragraphs (i) and (ii) below shall not apply if the information required by paragraphs (i) and (ii) below is contained in periodic reports filed by us with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement):

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Springs, State of Florida, on March 23, 2005.

                                     PACIFIC ETHANOL, INC.,
                                     a Delaware corporation

                                     By:  /s/ BARRY SIEGEL
                                          ---------------------------------
                                          Barry Siegel, President and Chief
                                          Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Neil Koehler his attorney-in-fact and agent, with the power of substitution and resubstitution, for him and in his name, place or stead, in any and all capacities, to sign any amendment to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he might or could do in person, and ratifying and confirming all that the attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

       SIGNATURE                       TITLE                           DATE
       ---------                       -----                           ----

/s/ BARRY SIEGEL            Chairman of the Board, President      March 23, 2005
-----------------------     and Chief Executive Officer
Barry Siegel                (Principal Executive Officer)

/s/ PHILIP KART             Senior Vice President, Secretary      March 23, 2005
-----------------------     and Chief Financial Officer
Philip Kart                 (Principal Financial Officer)

/s/ KENNETH J. FRIEDMAN     Director                              March 23, 2005
-----------------------
Kenneth J. Friedman

/s/ BRUCE S. UDELL          Director                              March 23, 2005
-----------------------
Bruce S. Udell

                                  EXHIBIT INDEX

4.1      2004 Stock Option Plan

5.1      Opinion of Meritz & Muenz LLP

23.1     Consent of Meritz & Muenz LLP (included in Exhibit 5.1)

23.2     Consent of Nussbaum Yates & Wolpow, P.C.

24.1 Power of Attorney (contained on the signature pages to this Registration Statement)